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                                                                     EXHIBIT 3.2

                           CERTIFICATE OF AMENDMENT

                                    TO THE

               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                      OF

                            SYCAMORE NETWORKS, INC.


                   _________________________________________

                    Pursuant to Section 242 of the General
                   Corporation Law of the State of Delaware

                   _________________________________________


          Sycamore Networks, Inc., a Delaware corporation (hereinafter called the "Corporation"), does hereby certify as follows:

          FIRST: Article 4 of the Corporation's Amended and Restated Certificate of Incorporation is hereby amended to read in its entirety as set forth below:

          FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 1,505,000,000 shares, consisting of (i) 1,500,000,000 shares of Common Stock, $.001 par value per share ("Common Stock"), and (ii) 5,000,000 shares of Preferred Stock, $.01 par value per share ("Preferred Stock").

          SECOND:  The foregoing amendment was duly adopted in accordance with
Section 242 of the General Corporation Law of the State of Delaware.
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     IN WITNESS WHEREOF, Sycamore Networks, Inc. has caused this Certificate to be duly executed in its corporate name this 26th day of January, 2000.



                                       SYCAMORE NETWORKS, INC.

                                       By: /s/ Daniel E. Smith
                                          -----------------------------------
                                       Name:  Daniel E. Smith
                                       Title: President and Chief Executive
                                              Officer

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